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                                                                  Exhibit (a)(4)

               [FORM OF COVER LETTER TO ELIGIBLE OPTION HOLDERS]

                             Keynote Systems, Inc.
                               2855 Campus Drive
                              San Mateo, CA  94403

                                 April 11, 2001

Dear Keynote Employee:

     As announced at our company-wide meeting on April 6, 2001, our board of directors has authorized a stock option exchange program. This is a voluntary program that allows certain Keynote employees to cancel their current stock options that are underwater in exchange for a new option to be granted by Keynote's board of directors no earlier than six months and one day after the options are cancelled.

     The attached documents describe this stock option exchange program in detail, including the possible benefits and risks of this program. Please take the time to carefully review the documents and instructions enclosed with this letter and consider your decision carefully. There is no way to predict what the price of our common stock will be during the next six months. Our board of directors makes no recommendations as to whether you should participate in the option exchange program, and we urge you to consult with your own advisors regarding your decision. If you decide to participate in the program, you need to return the letter of transmittal to us no later than 9:00 p.m., Pacific
                                                        ------------------
Daylight Time, on May 8, 2001.
-----------------------------

     If you have any questions about the stock option exchange program, please contact Maricel Buangan, at (650) 403-3314 or maricel.buangan@keynote.com.

                                    Sincerely,

                                    /s/ John Flavio

                                    John Flavio,
                                    Vice President of Finance and
                                    Chief Financial Officer

Enclosures